Exhibit 99.1

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE ANNOUNCES NEW CHIEF OPERATING OFFICER

SEPTEMBER 15, 2008 - DALLAS, TEXAS – Reddy Ice Holdings, Inc. (NYSE:FRZ) (“Reddy Ice” or the “Company”) announced today that Paul D. Smith has been appointed by the Board of Directors of the Company to serve as Executive Vice President and Chief Operating Officer of the Company effective September 15, 2008.  Mr. Smith has extensive experience in operations and distribution in both the consumer products and beverage industries with companies such as Procter & Gamble, Pepsico, Inc. and Cadbury Schweppes PLC.  He most recently held the position of Senior Vice President, Sales Operations and Supply Chain of Cadbury Schweppes PLC, the multinational consumer products company.

                The position of Chief Operating Officer had remained unfilled following the departure of the prior Chief Operating Officer from the Company in January 2008.  The appointment of Mr. Smith followed an extensive search, led by Gilbert M. Cassagne, the Company’s President and Chief Executive Officer, and the other members of the Company’s Board of Directors, for an appropriate candidate.

                “Paul Smith brings broad operational and commercial experience and a track record of accomplishment to our Company,” commented Mr. Cassagne.  “Paul is a valuable addition to the leadership of the Company, and I look forward to working with Paul to achieve the Company’s strategic objectives.”

                “I want to thank the Board for this opportunity,” noted Mr. Smith.  “I look forward to working with Gil and the Reddy Ice team to build on the Company’s heritage and past successes and contributing my experience to the Company’s future endeavors.”

About the Company

                Reddy Ice is the largest manufacturer and distributor of packaged ice in the United States.  With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to approximately 82,000 locations in 31 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

Forward Looking Statements

                This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

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